Exhibit (h)(11)

SECOND AMENDED AND RESTATED

EXPENSE LIMITATION AGREEMENT

PIMCO Variable Insurance Trust

840 Newport Center Drive

Newport Beach, California 92660

February 23, 2009

Pacific Investment Management Company LLC

840 Newport Center Drive

Newport Beach, California 92660

Dear Sirs:

This Agreement dated February 23, 2009 amends and restates the Amended and Restated Expense Limitation Agreement between PIMCO Variable Insurance Trust (the “Trust”) and Pacific Investment Management Company LLC (“PIMCO”), dated November 19, 2002 (the “2002 Agreement”). This will confirm the agreement between the Trust and PIMCO as follows:

1. The Trust is an open-end investment company, consisting of multiple series, each of which may offer multiple Classes of shares. This Agreement shall pertain to each Class of each series and to each Class of additional series as set forth on Schedule A as amended from time to time (each an “Expense Limited Portfolio”).

2. Pursuant to a Supervision and Administration Agreement dated August 11, 2008 and supplemented November 4, 2008 (the “Supervision and Administration Agreement”) between the Trust and PIMCO, the Trust has retained PIMCO to provide or procure supervisory, administrative and other services to the Trust and its shareholders. Pursuant to the Supervision and Administration Agreement, each Expense Limited Portfolio pays to PIMCO a monthly supervisory and administrative fee at annual rates with respect to one or more Classes of shares of each Expense Limited Portfolio set forth in the Schedules to the Supervision and Administration Agreement (the “Supervisory and Administrative Fee”).

3. Each Class of each Expense Limited Portfolio shall be subject to a limit on the payment of organizational expenses attributable to that Class of the Expense Limited Portfolio and/or payment of that Class’s pro rata share of the Trust’s Trustees’ fees (the “Organizational and Trustee Fee Expenses”) in any year of 0.49 basis points (the “Organizational and Trustee Fee Expense Limit”).

4. To the extent that the Organizational and Trustee Fee Expenses attributable to a Class of an Expense Limited Portfolio in any fiscal year exceed the Organizational and Trustee Fee Expense Limit for that Class, that portion of such expenses that cause the Organizational and Trustee Fee Expenses for that Class to exceed the Organizational and Trustee Fee Expense Limit (the “Excess Amount”) shall be waived, reduced or, if previously paid, reimbursed by PIMCO as provided in Paragraph 5.

5. Each month the Organizational and Trustee Fee Expenses for each Class of each Expense Limited Portfolio shall be annualized as of the last day of the month. If the annualized Organizational and Trustee Fee Expenses of a Class of an Expense Limited Portfolio for any month exceed the Organizational and Trustee Fee Expense Limit of such Class, PIMCO shall waive or reduce its Supervisory and Administrative Fee for such month, or reimburse the Expense Limited Portfolio, by an amount sufficient to reduce the Class’s annualized Organizational and Trustee Fee Expenses below the Organizational and Trustee Fee Expense Limit for that month.

6. If necessary, on or before the last day of the first month of each fiscal year, an adjustment payment shall be made by the appropriate party in order that the amount of the Supervisory and Administrative Fees waived or reduced with respect to the previous fiscal year shall equal the Excess Amount.

7. If in any month during which the Supervision and Administration Agreement is in effect, the estimated annualized Organizational and Trustee Fee Expenses of any Class of an Expense Limited Portfolio for that month are less than the Organizational and Trustee Fee Expense Limit, PIMCO shall be entitled to reimbursement by such Expense Limited Portfolio of any Supervisory and Administrative Fees waived or reduced pursuant to this Agreement (the “Reimbursement Amount”) during the previous 36 months, to the extent that the Class’s annualized Organizational and Trustee Fee Expenses plus the amount so reimbursed does not exceed, for such month, the Organizational and Trustee Fee Expense Limit, provided that such amount paid to PIMCO will in no event exceed the total Reimbursement Amount and will not include any amounts previously reimbursed to PIMCO.

8. Nothing in this Agreement shall affect the right of PIMCO to continue to be reimbursed under Paragraph 7 of the 2002 Agreement for any fees waived or reimbursed during the previous 36 months to the extent that the fees calculated in the manner described in Paragraph 5 of the 2002 Agreement, plus the amount reimbursed for such month, does not exceed the Organizational and Trustee Fee Expense Limit.

9. This amended and restated Agreement shall become effective on February 23, 2009, shall have an initial term through May 1, 2010, and shall apply for each 12 month period thereafter so long as it is in effect. Thereafter, this Agreement shall automatically renew for one-year terms unless PIMCO provides written notice to the Trust at the above address of the termination of this Agreement, which notice shall be received by the Trust at least 30 days prior to the end of the then-current term. In addition, this Agreement shall terminate upon termination of the Supervision and Administration Agreement, or it may be terminated by the Trust, without payment of any penalty, upon 90 days’ prior written notice to PIMCO at its principal place of business.

10. Nothing herein contained shall be deemed to require the Trust or the Expense Limited Portfolios to take any action contrary to the Trust’s Trust Instrument or By-Laws, or any applicable statutory or regulatory requirement to which it is subject or by which it is bound, or to relieve or deprive the Trust’s Board of Trustees of its responsibility for and control of the conduct of the affairs of the Trust or the Portfolios.

11. Any question of interpretation of any term or provision of this Agreement, including but not limited to the Supervisory and Administrative Fee, the computations of net asset values, and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the Supervision and Administration Agreement or the Investment Company Act of 1940 (the “1940 Act”), shall have the same meaning as and be resolved by reference to such Supervision and Administration Agreement or the 1940 Act.

12. If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not be affected thereby.

13. It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust relating to each Portfolio, individually and not jointly. This Agreement has been signed and delivered by an officer of the Trust, acting as such, and such execution and delivery by such officer shall not be deemed to have been made by any Trustee or officer individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust relating to each Expense Limited Portfolio, individually and not jointly, as provided in the Trust’s Trust Instrument dated October 3, 1997, as amended from time to time.

14. This Agreement constitutes the entire agreement between the Trust on behalf of the Expense Limited Portfolios and PIMCO with respect to its subject matter and may be amended or modified only by a writing signed by duly authorized officers of both the Trust and PIMCO.

If the foregoing correctly sets forth the agreement between the Trust and the Administrator, please so indicate by signing and returning to the Trust the enclosed copy hereof.

Very truly yours,

PIMCO Variable Insurance Trust

By:	/s/ Ernest L. Schmider
Name:	Ernest L. Schmider
Title:	President

ACCEPTED:

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:	/s/ Brent R. Harris
Name:	Brent R. Harris
Title:	Managing Director

Schedule A

Dated: November 19, 2002

Revised: February 23, 2009

PIMCO All Asset All Authority Portfolio

PIMCO All Asset Portfolio

PIMCO CommodityRealReturn Strategy Portfolio

PIMCO Diversified Income Portfolio

PIMCO Emerging Markets Bond Portfolio

PIMCO Foreign Bond Portfolio (U.S. Dollar-Hedged)

PIMCO Foreign Bond Portfolio (Unhedged)

PIMCO Global Bond Portfolio (Unhedged)

PIMCO Global Multi-Asset Portfolio

PIMCO High Yield Portfolio

PIMCO Long-Term U.S. Government Portfolio

PIMCO Low Duration Portfolio

PIMCO Money Market Portfolio

PIMCO Real Return Portfolio

PIMCO RealEstateRealReturn Strategy Portfolio

PIMCO Short-Term Portfolio

PIMCO Small Cap StocksPLUS TR Portfolio

PIMCO StocksPLUS Growth and Income Portfolio

PIMCO StocksPLUS Total Return Portfolio

PIMCO Total Return Portfolio

5